Exhibit 99.1


SOYBEAN
PROCESSORS

February 2014
Volume 8 : Issue 1
www.sdsbp.com

SOUTH DAKOTA SOYBEAN PROCESSORS



By Ron Gorder, President, Board of Managers

Riding the Ups and Downs

It's always satisfying to be able to report a good year. The South Dakota Soybean Processors (SDSP) is reporting a consolidated net income of $21.2 million—representing our best year ever. You can find the unaudited financial statements for the year ending Dec. 31, 2013, inside this newsletter.

At the same time, financials this year will be more challenging for our farmers. In recent years, corn and soybean prices reached record highs. That's certainly not the case today. Farmers are frustrated as prices have dropped, and we seem to be heading into a time that will test our profit-making abilities.

Rethinking the business model

As I thought about SDSP's success and the farming economy today, some parallels emerged on how we, as farmers, need to approach this coming year. Most of you know that SDSP experienced some tough years not that long ago. It caused our board and management to re-evaluate where we'd been, where we needed to go, and how to get there. We had to rethink some business ventures and streamline management. We downsized the Board of Managers from 21 to 15—a change that has worked out well. We invested in more soybean storage, moved into production of food-grade oil, and took a number of additional steps to alter course where needed. In essence, we had to re-evaluate how we could make money in every part of our business.

We'll need to be doing that same thing on the farm. It's time to re-evaluate the ways we've been conducting business, and see where changes need to be made to help us stay profitable.

The rewards of the commitment to keeping our farming business strong will be worth the effort. That, too, parallels what we're finding at SDSP. Those members who stayed with us through the difficult times are reaping the rewards today and we're seeing it in three major ways:

1. The SDSP plant at Volga continues to provide a good market for our soybeans.
2. Members can expect to receive a distribution this year, the second year in a row.
3. The value of SDSP stock has risen considerably in the past few months. That increase illustrates growing confidence in our company.

The Board would like to thank all of SDSP's employees for this success. Each and every one has played an important role in making good things happen. We would also like to thank all of the farmers who bring their beans to Volga. We know there are other options for marketing your beans, but we appreciate your commitment to the success of SDSP.

SOUTH DAKOTA SOYBEAN PROCESSORS

Condensed Consolidated Balance Sheet

December 31, 2013

Assets	
Current assets	
Cash and cash equivalents	$ 50
Trade accounts receivable	30,928,277
Inventories	64,798,457
Other current assets	3,374,478
Total current assets	99,101,262
Property and equipment	67,753,029
Less accumulated depreciation	(37,914,238)
Total property and equipment, net	29,838,791
Other assets	
Investments in cooperatives	6,064,481
Other long-term assets	151,985
Total other assets	6,216,466
Total assets	$ 135,156,519
Liabilities and Members' Equity	
Current liabilities	
Excess outstanding checks over bank balance	$ 12,369,865
Current maturities of long-term debt	51,359
Accounts payable	1,929,317
Member distribution payable	11,000,000
Accrued commodity purchases	54,673,312
Other current liabilities	4,499,204
Total current liabilities	84,523,057
Long-term liabilities	
Long-term debt, less current maturities	4,036,356
Deferred liabilities	55,435
Total long-term liabilities	4,091,791
Members' equity	46,541,671
Total liabilities and members' equity	$ 135,156,519

Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

Net revenues	$ 468,833,992
Cost of revenues	(446,180,873)
Gross profit	22,653,119
Administrative expenses	(2,884,760)
Operating profit	19,768,359
Other income (expense)	
Interest expense	(1,665,339)
Other non-operating income	3,079,755
Income tax expense	(1,000)
Total other income (expense)	1,413,416
Income from continuing operations	21,181,775
Gain (loss) on discontinued operations	9,272
Net income	$ 21,191,047
Basic and diluted earnings per capital unit	$ 0.70
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average Price
2013-Q4	17,500	$1.07
2013-Q3	31,500	$0.73
2013-Q2	42,500	$0.85
2013-Q1	105,000	$0.70

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our web site at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.


SOUTH DAKOTA
SOYBEAN
PROCESSORS

Passing SQF With Flying Colors

By John Prohaska, Group Operations Manager, *John.Prohaska@sdsbp.com*

In January, SDSP received its third Safe Quality Food (SQF) certification for the refinery—assuring our customers that SDSP's salad oil is produced and handled according to the highest possible standards. We recently received results from our third annual audit and SDSP garnered a 96% superior rating. That is an improvement over last year's 94%.

Not only is the SQF program an outward sign to our customers that we care about food quality and food safety, but it's truly a reflection upon our quality assurance, work procedures, and food safe quality policies. To maintain a 96% rating is really a testament to the quality of our people and systems in place. It says that our people care about their work environment and what they do.

Thanks go out to Andy Carlson, our food safety manager, and to all of those who work hard to make certain we're producing a high-quality and food-safe salad oil.



Maintaining a high SQF rating is an essential tool in competing in today's food oil marketplace.


SOUTH DAKOTA
SOYBEAN
PROCESSORS

The challenges of cold

The brutally cold winter has tested the SDSP production team this year. The frigid cold temperatures make it very difficult to run a plant efficiently. While we've been able to get through the winter without major problems, we have had a few issues due to the subzero temperatures that caused some downtime.

In order to avoid downtime, our production team has been conducting preventive maintenance inspections when weather allows. As any farmer knows, rubber belts simply do not like very cold temps. Neither do the guys who are out in the frigid weather loading meal day-in and day-out. Needless to say, we're all looking forward to nicer days.

Spring shutdown scheduled

The SDSP spring shutdown of the plant is scheduled April 27-May 5. In addition to normal maintenance, we will be rescreening the grain dryer—a task completed every two years. We will also be replacing equipment that, after 18 years, is simply worn out. We invite you to watch for more details on the shutdown as the date nears.



It began with a suggestion from one of our associates. Would SDSP consider purchasing a grain engulfment rescue tube? The answer was "yes." The decision was made to donate it to the Volga Volunteer Fire Department. The RES-Q-tube, which aids in grain engulfment rescues, was presented to the fire department this winter. On hand for the presentation were, from left to right, SDSP Safety Committee member Keenan Jennen, Safety Committee Chairman Brian Walker, Volga Fire Chief Matt Anderson, and CEO Tom Kersting.

SOUTH DAKOTA SOYBEAN PROCESSORS

100 Caspian Ave
PO Box 500
Volga, SD 57071

Link to AgStockTrade.com at sdsbp.com.

MARKETING UPDATE



Meal Demand Leads Product Sector

By Tom Kersting,
CEO and Commercial Manager,
Tom.Kersting@sdsbp.com

Soybean meal markets have continued to strengthen over the past few months—a definite plus for SDSP's bottom line. The primary contributing factor has been concern over the economy in Argentina. High inflation rates have led Argentine soybean farmers to hoard their beans as a hedge against inflation. The result is a slowdown in meal production from Argentina's processors.

That means that Argentina, normally a major player in the meal export market, is currently unable to supply a growing demand. The U.S. has stepped in to help fill the void. Not only are we seeing record U.S. export sales but resurgence in domestic demand, as well. Improved livestock feeding margins due to lower corn prices and a cold winter have also helped keep feed demand strong.

We certainly expect to see some of those South American beans eventually make it to the processor, but hopefully domestic demand will stay strong.

Nominations Open for Board

SDSP will hold its annual meeting on June 17, 2014, at the Sioux Valley Middle School Gym in Volga. The meeting will include election of one board member from each of the five districts. Any SDSP member interested in seeking nomination for the board can contact Beverly Kleinjan at 605-627-6100 to request a nomination petition. Petitions must be returned to the SDSP office by March 15.

If you are interested in a position, you can contact a member of the Nominating Committee. They are: District 1: Robert Nelson, 605-627-9450; District 2: Paul Barthel, 605-997-2107; District 3: David Driessen, 507-223-7306; District 4: Randy Tauer, 507-249-3597; and District 5: Ardon Wek, 605-327-3410. To view a map of SDSP's five districts, go to *www.sdsbp.com* and click on Board of Managers.

Additional information about the Annual Meeting will be available as the date nears.

